UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2008

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 279-6565 / (514) 521-1786

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2008, Molson Coors Brewing Company (“Molson Coors” or the “Company”) reached agreement with Peter Swinburn on the terms of his compensation package in connection with his becoming the President and Chief Executive Officer of the Company, and on July 1, 2008, the Company reached agreement with Stewart Glendinning on the terms of his compensation package in connection with his becoming the Chief Financial Officer of the Company.  As disclosed in the Company’s Form 8-K dated June 6, 2008, these appointments took effect on the effective date of the MillerCoors joint venture transaction pursuant to which SABMiller plc and the Company combined their U.S. and Puerto Rico operations (the “Joint Venture”).  The Joint Venture transaction closed effective July 1, 2008.

The terms of Mr. Swinburn’s compensation package include: (i) an annual base salary of $875,000 per year, (ii) eligibility to earn an annual bonus targeted at 100% of base salary, (iii) an annual long term incentive award consisting of performance share units (“PSUs”), stock only stock appreciation rights (“SOSARs”) and restricted share units (“RSUs”) with a grant date value of $2.5 million, (iv) a one time grant of 10,000 RSUs and 20,000 SOSARs, and (v) all other compensation and benefits awarded to Mr. Swinburn in connection with his appointment as President and CEO of Coors Brewing Company, a wholly owned subsidiary of the Company, which are disclosed in the Company’s Form 8-K dated February 21, 2008.  In the event that Mr. Swinburn’s employment with the Company terminates as a result of death or disability, Mr. Swinburn, or his estate, will be entitled to receive the balance of his annual salary and full year’s cash bonus for the year in which death or disability occurs.  In the event that Mr. Swinburn retires, his salary will cease as of the date of retirement and he will be eligible to receive a prorated annual cash bonus based on the portion of the year worked.  In the event that Mr. Swinburn’s employment is involuntarily terminated by the Company other than for cause, Mr. Swinburn will be eligible for a severance payment in the form of continuation of his base salary for a period of 24 months plus a prorated cash bonus for the portion of the year prior to the termination.   Mr. Swinburn will continue to participate in the Company’s Change in Control program.

The terms of Mr. Glendinning’s compensation package include: (i) an annual base salary of $500,000 per year, (ii) eligibility to earn an annual bonus targeted at 75% of base salary, (iii) an annual long term incentive award consisting of PSUs, SOSARs, and RSUs with a grant date value of $945,000, (iv) a one time grant of 5,000 RSUs, (v)  a one time relocation allowance of $75,000, to be grossed up for taxes; and (vi)  a monthly car allowance of $1,000 for a period of 24 months.  In the event that Mr. Glendinning’s employment is involuntarily terminated by the Company other than for cause, Mr. Glendinning will be eligible for a severance payment in the form of continuation of his base salary for a period of 12 months plus a prorated cash bonus for the portion of the year prior to the termination.  Mr. Glendinning will also participate in the Company’s Change in Control program.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: July 8 , 2008	By:	/s/ Samuel D. Walker
Samuel D. Walker, Chief Legal Officer